DEVELOPMENT AND ROYALTY AGREEMENT

This DEVELOPMENT AND ROYALTY AGREEMENT (“Agreement”) is made as of June __, 2008 (the “Effective Date”) by and among QPC LASERS, INC., a Nevada corporation (“QPC”), QUINTESSENCE PHOTONICS CORPORATION, a Delaware corporation and wholly-owned subsidiary of QPC (“Quintessence”), and, a [REDACTED]1  (“Customer”) (each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS:

QPC and its wholly-owned subsidiary, Quintessence, are engaged in the business of designing and manufacturing lasers in the visible light range for use in the projection and display business.

Customer is seeking to buy such products and to benefit from the commercialization of such products for applications in three dimensional projection and display. Customer is prepared to fund a portion of the development costs of such products in return for certain purchase rights and royalty rights as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms and conditions contained herein, the sufficiency and adequacy of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.	DEFINITIONS AND INTERPRETATION

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person, but only for so long as such control continues to exist. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Confidential Information” has the meaning set forth in Section 10.2.

1 NOTE: The Company has requested confidential treatment for the redacted information. A complete copy of this Agreement has been filed separately with the Securities and Exchange Commission.

“Customer Products” has the meaning set forth in Section 3.2 below.

“Effective Date” has the meaning set forth in the preamble.

“Field” means the use of Products for display/projection applications in connection with the display and projection business. For the avoidance of doubt, the Field expressly excludes the use of Products or infrared lasers in connection with medical equipment or other medical applications or any military or industrial applications.

“Licensed IP” means the intellectual property rights of QPC set forth in Exhibit C relating to the Products.

"Net Revenues” means the gross revenues actually received by QPC or Quintessence for sales of Products in the Field within the Territory, but not including separately stated charges for (a) sales to Customer, (b) sales and use taxes, excise taxes, customs duties and other similar taxes; (c) shipping and insurance charges; and (d) the amount of any bad debts, refunds and credits, but only to the extent that such bad debts, refunds and credits are actually recognized against such gross revenues.

“Royalty Term” means the period commencing on the Effective Date and ending on the earlier of the fifth anniversary thereof or the date in which this Agreement has been terminated.

“Party” and “Parties” have the meaning set forth in the preamble.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Products" means laser chips and modules intended for use as a light source for laser projection display, products and systems.

"Territory" means worldwide.

“Third Party” means any Person other than QPC, QPC’s Affiliates, Customer, and Customer’s Affiliates.

2.	DEVELOPMENT PAYMENT

In consideration for the purchase rights set forth in Article 3 of this Agreement, the royalty rights set forth in Article 4 of this Agreement and the right of participation set forth in Section 6.3 of this Agreement, Customer will make a development payment in accordance with the terms set forth in Exhibit A (the “Development Payment”). The Development Payment shall be used to fund the development of the Products. QPC shall have full control over the engineering and development process. Customer shall have no right to a refund of the Development Payment unless QPC notifies Customer that it is abandoning development of the Products.

3.	PURCHASE RIGHTS

3.1 Purchase Rights. In partial consideration for payment of the Development Payment set forth in Article 2, so long as Customer is not in material breach of this Agreement, during the Royalty Term, QPC hereby agrees to grant Customer the right to purchase units of Products directly from QPC at a price that is no less favorable to Customer than the price offered by QPC to any Third Party for similar quantities

3.2 Purchase Terms and License. QPC hereby grants to Customer a non-exclusive, non-transferable, non-sublicensable right and license to incorporate Products purchased from QPC as provided hereunder into Customer's own products (the resulting product a "Customer Product") and to sell, have sold, distribute, have distributed, market and export such Customer Products in the Territory (subject to the restrictions in Section 10.1). The license granted in this Section 3.2: (a) is not sublicensable, but includes the right of Customer to have Third Parties carry out the express rights granted herein on Customer's behalf; (b) does not include the right make, sell, distribute, market or export Products on a stand-alone basis, or otherwise exploit Products except as expressly authorized herein. Customer agrees that it will not use or otherwise exploit the Products in any manner except as expressly permitted in this Agreement and shall not manufacture, market, sell or otherwise distribute Customer Products in violation of any applicable laws, regulations or ordinances. Customer shall not alter or destroy any intellectual property markings (including without limitation trademarks) on Products or their packaging. Customer will indemnify, defend and hold harmless QPC, its Affiliates, and its and their officers, directors, agents, employees, against any claims, suits, losses, or damages (including reasonable attorneys' fees) arising out of the incorporation of Products into Customer Products, and the manufacture, sale, offering for sale, distribution or marketing of Customer Products (including, without limitation, product liability claims).

4.	ROYALTY PAYMENTS

4.1 Royalty Payments.

(a)
In partial consideration for payment of the Development Payment set forth in Article 2, QPC shall pay Customer royalties on Net Revenues during the Royalty Term at the rates and subject to the terms and conditions set forth in Exhibit B and this Agreement (collectively, the “Royalty Payments”).

(b)
Any Royalty Payments due under this Agreement shall be payable solely in the form of shares of unregistered and restricted common stock of QPC (the “Common Stock”). For purposes of determining the number of shares of Common Stock issuable to Customer under this Article 4, the value of a share of Common Stock shall be fixed at $1.05 per share throughout the Royalty Term, subject to adjustments for stock dividends and splits as provided in Section 4.1(d) below (as adjusted, the “Share Price”). The number of shares of Common Stock issuable to Customer shall be determined by dividing the Royalty Payment amount due and payable hereunder by the Share Price. QPC will not issue any fractional shares under this Agreement. As to any fraction of a share that Customer would otherwise be entitled to receive as a Royalty Payment, QPC shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Share Price or round up to the next whole share.

(c)
Any shares of Common Stock issuable as Royalty Payments hereunder shall be issued to Customer on a quarterly basis in arrears on or prior to the thirtieth (30th) day following the end of the quarter in which Royalty Payments, if any, are due and payable pursuant to this Article 4; provided, however, that the first issuance of Common Stock as Royalty Payments hereunder shall not be due until the thirtieth (30th) day following the end of fourth quarter of 2008. Accompanying each issuance of shares of Common Stock hereunder, QPC will provide Customer a royalty report specifying the number of units of the Products sold by QPC during the applicable royalty period, QPC’s Net Revenues of Products for such period, and the royalties, if any, payable with respect to sales of the Product.

(d)
In the event QPC should at any time after the Effective Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable solely in additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock, then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Share Price shall be appropriately decreased so that the number of shares of Common Stock issuable for payment of the Royalty Payments shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding. If the number of shares of Common Stock outstanding at any time after the Effective Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Share Price shall be appropriately increased so that the number of shares of Common Stock issuable for payment of the Royalty Payments shall be decreased in proportion to such decrease in outstanding shares.

4.2 Taxes. QPC may withhold from any royalty or other payment to Customer under this Agreement any taxes required to be withheld by QPC under the applicable laws of the United States or any other country, state, territory or jurisdiction.

5.	PRODUCT DEVELOPMENT

5.1 Deliverable Items. QPC shall deliver to Customer as of the Effective Date the following “Deliverable Items”: (1) Demonstration in QPC’s facility of a single laser module which emits 400 mW of Blue light, 400 mW of Green light and and 600 mW Red light; (2) Demonstration in QPC’s facility of three individual laser chips emitting 3 watts of Green light, 1 watt of Blue light and 6 watts of Red light and (3) Preliminary design of a module which emits 6 watts of Green, 6 watts of Blue, and 12 watts of Red light suitable for integrating into a three dimensional projection system.

5.2 Use of the Product and Deliverable Items. Customer shall not make use of the Products or Deliverable Items (or any portion thereof) except in strict compliance with the provisions of this Agreement. Customer shall not use or exploit any of the intellectual property rights relating to the Product including, without limitation, the Deliverable Items and other Confidential Information of QPC, in connection with the development, use, manufacture, sale or other distribution of any product or material.

5.3 Ownership. QPC and Quintessence shall retain ownership of all intellectual property rights in and to the Products and the Deliverable Items (including without limitation all rights under patent, copyright, trademark, and trade secrets), and nothing in this Agreement shall be construed to convey any intellectual property or other rights in the Products or Deliverable Items to Customer except for the express licenses set forth herein.

6.	ADDITIONAL OBLIGATIONS, COVENANTS AND AGREEMENTS

6.1 Non-Compete Covenant. Without the prior written consent of QPC, which consent may be withheld in its sole discretion, Customer shall not, nor shall it allow any Affiliate or Third Party acting on behalf of or for the benefit of Customer or any of its Affiliates to, commercialize or promote a product that could reasonably be expected to compete with Products in the Territory during the Royalty Term.

6.2 Right of Participation.

(a)
Subject to the terms and conditions specified in this Section 6.2, in the event that QPC or Quintessence elects, in its sole discretion, to form a separate company to service and otherwise operate its laser display and projection business, then QPC or Quintessence, as applicable, hereby grants to Customer a right of first offer (“Right of First Offer”) to purchase up to ten percent (10%) of the equity interest in the separate company (the “Separate Company”) being offered upon its formation on terms and conditions that are identical to those offered to other Third Party investors.

(b)
If either QPC or Quintessence elects to form a Separate Company in accordance with Section 6.2(a) above, it shall give Customer written notice (the “Offer Notice”) of its intention, describing the amount and type of securities of the Separate Company to be issued, and the price and terms upon which QPC or Quintessence proposes to issue the same. Customer shall have fifteen (15) days from the date of receipt of the Offer Notice to exercise Customer’s Right of First Offer to purchase up to ten percent (10%) of the equity interest in the Separate Company for the price and upon the terms specified in the Offer Notice by delivering written notice (the “Right of First Offer Election Notice”) to QPC or Quintessence, as applicable, and stating therein the quantity of equity interest in the Separate Company to be purchased.

(c)
Settlement for the purchase of equity interest in the Separate Company by Customer pursuant to this Section 6.2 shall be made in cash within thirty (30) days from the Customer’s deemed date of receipt of the Offer Notice; provided, however, that such time period may be extended for purposes of obtaining necessary governmental approvals or by mutual agreement between QPC or Quintessence, on the one hand, and Customer, on the other. If Customer shall have failed to deliver to QPC or Quintessence, as applicable, its Right of First Offer Election Notice within the time periods described in this Section 6.2, Customer shall be deemed to have waived its Right of First Offer.

(d)
Notwithstanding the foregoing, either QPC or Quintessence, as applicable, may in its sole discretion terminate any proposed issuance of equity interest in the Separate Company in respect of which either one of them has given the Offer Notice, at any time prior to the consummation thereof. The foregoing provision shall apply even in the event that Customer shall have exercised its Rights of First Offer hereunder; provided, however, that no equity interest in the Separate Company shall then have been issued.

7.	REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties of QPC and Quintessence. QPC and Quintessence hereby represent and warrant that:

(a)
QPC is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. QPC is duly qualified as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on QPC and any subsidiaries taken as a whole. Quintessence is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Quintessence is duly qualified as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on QPC and any subsidiaries taken as a whole.

(b)
This Agreement and the transactions contemplated hereby have been duly and validly authorized by QPC and Quintessence and constitute a valid and binding agreement of QPC and Quintessence, enforceable in accordance with their respective terms, except to the extent that (i) enforcement of each of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity.

(c)
The shares of Common Stock issuable under Article 4 hereof, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company other than restrictions on transfers imposed by applicable federal and state securities law.

7.2 Representations and Warranties of Customer. Customer represents and warrants that:

(a)
Customer is a _______ duly organized, validly existing and in good standing under the laws of the state of _________. Customer is duly qualified as a foreign limited liability company in all jurisdictions in which the failure to so qualify would have a material adverse effect on Customer and any subsidiaries taken as a whole.

(b)
This Agreement and the transactions contemplated hereby have been duly and validly authorized by Customer and constitute a valid and binding agreement of Customer, enforceable in accordance with their respective terms, except to the extent that (i) enforcement of each of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity.

(c)
Customer understands that the Common Stock issuable hereunder are “restricted securities” and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law. Customer is acquiring the Common Stock hereunder in the ordinary course of its business. Customer further acknowledges and understands that the Common Stock issuable hereunder must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

(d)	Customer is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(e)
Customer, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Common Stock, and has so evaluated the merits and risks of such investment. Customer acknowledges receipt of the Company’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission (which report is also available at http://www.sec.gov) and has reviewed the risk factors and other matters described therein. Customer is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(f)
Customer is not acquiring the Common Stock issuable hereunder as a result of any advertisement, article, notice or other communication regarding the Common Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

8.	TERM AND TERMINATION

8.1 Term; Termination. This Agreement and the rights granted pursuant to this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 8 shall continue in full force and effect until expiration of the Royalty Term. Except as otherwise provided in Section 8.2 below, upon the expiration or earlier termination of this Agreement, all rights granted to the Parties hereunder shall terminate, and each Party shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that Sections 6.1 and 10.2 of this Agreement shall survive.

8.2 Termination for Breach.

(a)
By QPC or Quintessence: Either QPC or Quintessence may terminate this Agreement upon written notice to Customer if Customer materially breaches a provision of this Agreement and fails to correct such breach within thirty (30) days following written notice specifying such breach.

(b)
By Customer: Upon the occurrence of an Event of Default (as defined below), Customer may at any time, if an Event of Default shall then be continuing, by written notice to QPC terminate this Agreement. “Event of Default” shall mean and include each of the following:

(i)
QPC shall fail to make any royalty payments when the same become due and payable to Customer under this Agreement and fails to cure such missed payment(s) within thirty (30) days following receipt of written notice of such non-payment from Customer to QPC;

(ii)
Either QPC or Quintessence shall fail to perform or comply with any material agreement or covenant made by it under this Agreement in any material respect and fails to substantially cure such default within sixty (60) days following receipt of written notice specifying the nature of such default from Customer to QPC; provided, however, that if such default is not curable within such 60-day period, an Event of Default shall be deemed to occur only if QPC or Quintessence, as applicable, has not commenced and diligently continued during such 60-day period reasonable actions to cure such breach.

(iii)	Any material representation or warranty made by QPC or Quintessence under this Agreement shall prove to have been untrue or incorrect in any material respect when made.

(c)
Effect of Termination. Subject to the limitations set forth in Section 8.4, any termination of this Agreement under this Section 8.2 shall not affect the right of a Party to sue the other Parties for any damages recoverable under applicable law as a result of such termination.

8.3 Option to Terminate. QPC may elect to terminate this Agreement for any reason at any time prior to the expiration of the five-year royalty term upon the delivery of written notice of termination and payment of a termination fee in the amount of Five Million Dollars ($5,000,000) to Customer. In the event of such termination, all rights granted to the Parties hereunder shall terminate, and each Party shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination; provided, however, that that Sections 6.1 and 10.2; and provided, further, that any Common Stock issued to Customer under this Agreement prior to the effective date of termination under this Section 8.3 shall not be subject to repurchase and shall remain the property of Customer or its assignees.

8.4 Limitations on Damages. Notwithstanding anything to the contrary set forth in this Agreement, no Party shall be liable to the others under any theory of liability for any indirect, exemplary, incidental, or consequential damages of any kind, including, without limitation: (i) for the loss of prospective profits, anticipated sales or goodwill, or the interruption of business or ; (ii)  on account of any expenditures, investments or commitments made by either party; or (iii) for any other reason whatsoever based upon the result of such expiration or termination.

9.	DISCLAIMERS

9.1 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND HEREBY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS OR WARRANTIES HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT, OR ANY WARRANTIES THAT MAY ARISE FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

10.	GENERAL

10.1 Export Control. Customer agrees to comply fully with all relevant export laws and regulations, including, without limitation, the laws and regulations of the United States and worldwide, as applicable (“Export Laws”), to assure that the Products (nor any direct product thereof) is (a) exported, directly or indirectly, in violation of Export Laws, or (b) intended to be used for any purposes prohibited by the Export Laws, including, without limitation, nuclear, chemical or biological weapons proliferation.

10.2 Confidentiality. The Parties hereby acknowledge and agree that this Agreement, the Product and Deliverable Items, including any portion thereof, modifications and derivatives thereof, information or materials derived therefrom and any specifications or documentation relating to the Products or Deliverable Items, and other confidential information provided by QPC or Quintessence to Customer hereunder, shall constitute “Confidential Information” under, and be subject to the terms and conditions of, that certain Mutual Non-Disclosure Agreement, dated June 16, 2008, between QPC and Customer.

10.3 Entire Agreement. This Agreement (including, without limitation, all Exhibits hereto) contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all previous, contemporaneous and inconsistent agreements, negotiations, representations and promises between the Parties, written or oral, regarding the subject matter hereof.

10.4 Headings. The headings contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Agreement nor in any way affect its terms and provisions.

10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its conflicts of law provisions.

10.6 Notices. All notices hereunder shall be in writing and shall be delivered by hand, mailed by registered or certified mail (return receipt requested), deposited with a reputable, established overnight courier service for delivery to the intended addressee against receipt, or sent by telecopy (confirmed by regular, first-class mail), to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

if to QPC:	QPC Lasers, Inc,.
15632 Roxford Street
Sylmar, California 91342
Attention: George Lintz
Fax: 331 4186 5638

and a copy
(which shall not
constitute notice) to:	Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, California 90013
Attention: Hillel T. Cohn, Esq.
Fax: (213) 892-5454

if to Customer:	[REDACTED][2]

and a copy
(which shall not
constitute notice) to:
10.7 Assignment. Neither QPC nor Customer may assign this Agreement, in whole or in part, without the prior written consent of the other Party. Notwithstanding the foregoing, QPC may convey its entire right and interest under this Agreement to any successor by way of merger, acquisition or similar transaction. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each party’s respective successors and lawful assigns.

10.8 Public Announcements. No Party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement. Notwithstanding the foregoing, QPC shall be free to make such disclosures regarding this Agreement as it reasonably determines are required by applicable federal securities laws.

2 NOTE: The Company has requested confidential treatment for the redacted information. A complete copy of this Agreement has been separately filed with the Securities and Exchange Commission.

10.9 Amendment. Any amendment to this Agreement, or any subsequent agreement among the Parties in respect of the subject matter hereof, shall not be binding on the Parties unless such amendment or agreement is executed by QPC and Customer.

10.10 Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Without limitation of the foregoing, failure or delay on the part of a Party in exercising a right of termination hereunder with respect to any act or event shall not be construed to prejudice its right of termination for such act or event in the future or for any subsequent act or event. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

10.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found by a governmental authority or court of competence jurisdiction to be invalid or unenforceable, (i) the Parties shall amend such provision in accordance to obtain a legal, enforceable and valid provision that most nearly effects the Parties’ intent in entering into this Agreement and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.12 Counterparts. This Agreement may be executed in two or more counterparts (by original or facsimile signature), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

10.13 Relationship of the Parties. The relationship hereby established between the Parties is and shall be solely that of independent contractors. Nothing in this Agreement is intended or shall be deemed to (a) constitute a partnership, agency, franchise or joint venture relationship between the Parties hereto, (b) give any Party hereto the power to direct or control the day-to-day activities of the employees of the other Party, (c) cause any employees or agents of any Party to be deemed to be employees or agents of the other Party for any purpose, or (d) allow a Party to create or assume any obligation on behalf of the other Party, except as expressly provided herein. In addition, no Party shall have any power to act for or represent the other, except as expressly provided in this Agreement.

10.14 Interpretation. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. Words of inclusion shall not be construed as terms of limitations, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

QPC LASERS, INC.

By:
Name:
Title:

QUINTESSENCE PHOTONICS CORPORATION

By:
Name:
Title:

[REDACTED][3]

By:
Name:
Title:

3 NOTE: The Company has requested confidential treatment for the redacted information. A complete copy of this Agreement has been separately filed with the Securities and Exchange Commission.

SIGNATURE PAGE TO DEVELOPMENT AGREEMENT

EXHIBIT A

Development Payment

Pursuant to Section 2 of the Agreement, Customer hereby agrees to make a Development Payment in the amount of Two Million Dollars ($2,000,000), which payment shall be due as of the Effective Date and payable in the following manner:

Payment Date	Payment Amount
Effective Date	$150,000
Ten days following the Effective Date	$350,000
August 31, 2008	$500,000
September 30, 2008	$250,000
October 31, 2008	$250,000
November 30, 2008	$250,000
December 31, 2008	$250,000

EXHIBIT B

Royalties

Royalty Rates. Royalty Payments due and payable in accordance with the Agreement shall be determined as follows:

(a)
QPC shall pay Customer ten percent (10%) of Net Revenues that QPC or Quintessence actually receives during the Royalty Term from the sale of the Products for use in three-dimensional (“3-D”) display/projection applications in connection with the 3-D display and projection business.

(b)
QPC shall pay Customer three percent (10%) of Net Revenues that QPC or Quintessence actually receives during the Royalty Term from the sale of the Products for use in display/projection applications other than in 3-D display/projection applications.